                                                                  EXHIBIT (b)(1)


[LOGO OF CHASE MANHATTAN BANK]


The Chase Manhattan Bank                                   Chase Securities Inc.
1 Chase Square                                                  270 Park Avenue
Rochester , New York  14643                           New York, New York  10017


                                         June 9, 2000


                                Project Mohawk
                       Senior Secured Credit Facilities
                               Commitment Letter


Welch Allyn Data Collection, Inc.
Mohawk Corp.
Mohawk Acquisition Corp.
c/o Welch Allyn Data Collection, Inc.
4619 Jordan Road
P.O. Box 187
Skaneateles Falls, New York  13153
Attention:  Joseph Hennigan
            Chief Financial Officer

PSC Inc.
675 Basket Road
Webster, New York  14580
Attention:  William Woodard
            Chief Financial Officer


Ladies and Gentlemen:

          You have advised The Chase Manhattan Bank ("Chase") and Chase Securities Inc. ("CSI") that Mohawk Corp. ("Mohawk") is seeking to acquire PSC Inc. (the "Target") through a cash tender offer for all of the outstanding shares of common stock, series A convertible preferred stock and warrants of the Target (the "Tender Offer"). We understand that the Tender Offer will be consummated by Mohawk Acquisition Corp., a subsidiary of Mohawk that has been established for the purpose of making the Tender Offer ("Acquisition Corp."), and that the Tender Offer will be followed by a merger between Acquisition Corp. and the Target (the Tender Offer and such merger being collectively referred to as the "Acquisition"), with the result that the Target will be a wholly owned direct subsidiary of Mohawk. In addition, prior to or concurrently with the consummation of such merger, Welch Allyn Data Collection, Inc. ("WADC" and, together with Mohawk and Acquisition Corp., the "Mohawk Entities" or sometimes collectively hereinafter referred to as "you") will become a wholly owned direct subsidiary of Mohawk. The price at which the shares of common and preferred stock of the Target will be acquired pursuant to the Tender Offer and the Merger will not exceed $8.45 per underlying common share. You have advised us that the Acquisition has been approved by the boards of directors of each of the Mohawk Entities and the Target, and such approval has not been withdrawn or qualified in any manner adverse to the Mohawk Entities. We understand that the total financing requirements consist of an aggregate amount up to $305,100,000 for the Acquisition (including the fees and expenses payable by the Mohawk Entities relating thereto), and an amount sufficient for the refinancing of certain existing indebtedness of WADC and its subsidiaries and, after giving effect to the Acquisition, the Target and its subsidiaries, as shown on Schedule 1 to the Term Sheet referred to below. In addition, you have advised us that additional financing for working capital needs and other general corporate purposes is required for WADC, the Target and their respective subsidiaries, after giving effect to the Acquisition. In connection with all of the foregoing, you have requested that CSI agree to structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $225,000,000 (the "Credit Facilities") and that Chase commit to provide the entire principal amount of the Credit Facilities and to serve as administrative agent for the Credit Facilities. The transactions described in this paragraph, including the Acquisition and the Merger and the financing thereof, are collectively referred to herein as the "Transactions".

          CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and book manager for the Credit Facilities.

          Furthermore, Chase is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter"), in the Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet") and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter"). We intend to syndicate the Credit Facilities to a group of financial institutions identified by us in consultation with you (together with Chase, the "Lenders"). Chase shall be relieved of its obligation to provide the entire amount of the Credit Facilities to the extent that the offers of Lenders other than Chase to provide any portion of the Credit Facilities are accepted.

          It is agreed that Chase will act as the sole and exclusive Administrative Agent, and that CSI will act as the sole and exclusive advisor, arranger and book manager, for the Credit Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that, except as expressly contemplated by the Term Sheet and the Fee Letter, no other agents, co-agents, arrangers or book managers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Credit Facilities unless you and we shall so agree.

          CSI intends to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships, (b) direct contact between senior management and advisors of the Mohawk Entities and the Target and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

          CSI will manage all aspects of the syndication in consultation with you, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Mohawk Entities and their respective subsidiaries, the Target and its subsidiaries and the Transactions, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information (other than the Projections) (the "Information"), taken as a whole, that has been or will be made available to Chase or CSI by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements (taken as a whole) contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Chase or CSI by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions at the time of preparation and at the time made available to Chase or CSI. You agree that if, at any time from and including the date hereof until the closing of the Credit Facilities, any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Credit Facilities, Chase and CSI will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

          As consideration for Chase's commitment hereunder and CSI's agreement to perform the services described herein, you agree, jointly and severally, to pay to Chase the non-refundable fees set forth in the Term Sheet and in the Fee Letter.

          Chase's commitment hereunder and CSI's agreement to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, property, condition (financial or otherwise) or prospects of WADC and its subsidiaries, taken as a whole, or the Target and its subsidiaries, taken as a whole, in each case since December 31, 1999, (b) our not becoming aware after the date hereof of any information or other matter affecting WADC and its subsidiaries, the Target and its subsidiaries or the Transactions that, in our judgment, is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Credit Facilities, (d) our satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Mohawk Entities or any of their respective subsidiaries, (e) the negotiation, execution and delivery on or before August 31, 2000 of definitive documentation with respect to the Credit

Facilities satisfactory to Chase and its counsel, (f) Chase's satisfaction in all material respects with the structure of the Acquisition and the other Transactions and all tax, legal, ERISA, environmental and accounting matters related thereto, (g) delivery to Chase of, and Chase's satisfaction with, (i) the unaudited interim consolidated financial statements of each of WADC and the Target for each fiscal month after the most recent 2000 fiscal quarter for which financial statements are available and ended at least 30 days before the Closing Date and (ii) projections of Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries) for fiscal years 2000-2006 together with related assumptions, (h) CSI's having been afforded a reasonable period following the date hereof to syndicate the Credit Facilities and (i) the other conditions set forth herein or referred to in the Term Sheet. The terms and conditions of Chase's commitment hereunder and of the Credit Facilities are not limited to those set forth herein and in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of Chase, CSI and the Mohawk Entities.

          You agree, jointly and severally, (a) to indemnify and hold harmless Chase, CSI, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing
                                                 --------
indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials distributed through electronic, telecommunications or other information transmission systems (but excluding any such damages to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person), or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities.

          You acknowledge that Chase and/or CSI may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transactions and otherwise. Neither Chase nor CSI will use confidential information obtained from you by virtue of the Transactions or other relationships with you in connection with the performance by Chase or CSI of services for other companies, and neither Chase nor CSI will furnish any such information to other companies. You also acknowledge that neither Chase nor CSI has any obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained by Chase or CSI or any of their respective affiliates from other companies.

          This Commitment Letter shall not be assignable by you without the prior written consent of Chase and CSI (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase and CSI. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York.

          You irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal courts sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Commitment Letter. You hereby agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding bought in any such court. You irrevocably and unconditionally waive any objection to the having of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. You agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon you and may be enforced in any other courts to whose jurisdiction you are or may be subject, by suit upon judgment. You, Chase and CSI irrevocably agree to waive trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter or the performance of services hereunder.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your directors, officers, employees, attorneys, accountants, agents and advisors on a confidential and need-to-know basis or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or regulation (in which case you agree to inform us promptly thereof), provided that the restrictions set forth in this paragraph shall cease
          --------
to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

          Chase and CSI shall have the right to review and approve all public announcements and filings relating to the Transactions that refer to Chase, CSI or the financing contemplated hereby before they are made (such approval not to be unreasonably withheld or delayed).

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Chase's commitment hereunder, provided that your obligations under
                                        --------
this Commitment Letter, other than those arising under the fourth, fifth, sixth, thirteenth and fourteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Credit Facilities upon the closing thereof and the consummation of the Acquisition, and you shall automatically be released from all liability in connection therewith at such time.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 5:00 p.m., New York City time, on June 9, 2000. Chase's commitment and CSI's agreements herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

                            [signature page follows]

          Chase and CSI are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,


                              THE CHASE MANHATTAN BANK


                              By:    /s/ Benedict A. Smith
                                  ------------------------------
                                  Name:  Benedict A. Smith
                                  Title: Vice President


                              CHASE SECURITIES INC.


                              By:    /s/ Lisa Bryant
                                  ------------------------------
                                  Name:  Lisa Bryant
                                  Title: Vice President


Accepted and agreed to
as of the date first
written above by:


WELCH ALLYN DATA COLLECTION, INC.


By:    /s/ Joseph M. Hennigan
    -------------------------------
    Name:  Joseph M. Hennigan
    Title: Vice President and
            Chief Financial Officer


MOHAWK CORP.


By:    /s/ Joseph M. Hennigan
    -------------------------------
    Name:  Joseph M. Hennigan
    Title: Vice President and
            Treasurer




MOHAWK ACQUISITION CORP.


By:    /s/ Joseph M. Hennigan
    -------------------------------
    Name:  Joseph M. Hennigan
    Title: Vice President and
            Treasurer

                                                                       Exhibit A

                                 PROJECT MOHAWK


                        SENIOR SECURED CREDIT FACILITIES


                        Summary of Terms and Conditions


                                   June, 2000

          Mohawk Corp., a Delaware corporation ("Mohawk"), proposes to acquire, through Mohawk Acquisition Corp., a New York corporation and a wholly owned direct subsidiary of Mohawk ("Acquisition Corp."), PSC Inc., a Delaware corporation (the "Target"), through a cash tender offer (the "Tender Offer") for all of the outstanding shares of common stock, series A convertible preferred stock and warrants of the Target. The Tender Offer will be followed concurrently by a merger between Acquisition Corp. and the Target (the "Merger") (the Tender Offer and the Merger being collectively referred to as the "Acquisition"), with the result that the Target will be the surviving corporation of the Merger and a wholly owned direct subsidiary of Mohawk. In addition, at or prior to the consummation of the Merger, Welch Allyn Data Collection, Inc., a New York corporation ("WADC"), will become a wholly owned direct subsidiary of Mohawk. The price at which the shares of common and preferred stock of the Target will be acquired pursuant to the Tender Offer and the Merger will be $8.45 per underlying common share. In order to complete the Acquisition, and to pay fees and expenses related thereto, and to refinance existing indebtedness of WADC and its subsidiaries and of the Target and its subsidiaries, and to provide for the working capital needs and for other general corporate purposes of WADC, the Target and their respective subsidiaries, the Borrower (as defined below) will require senior secured credit facilities in an aggregate amount of up to $225,000,000 on the terms described herein. The Acquisition, the Merger, the financing thereof and the other transactions contemplated hereby are herein referred to as the "Transactions". Set forth below is a summary of the terms and conditions for the Credit Facilities (as defined below):

I.  Parties
    -------

    Borrower:           Mohawk, Mohawk Acquisition Corp. or WADC, to be
                        determined by Chase in consultation with WADC (the
                        "Borrower").

    Guarantors:         Mohawk and each of its direct and indirect domestic
                        subsidiaries (including after giving effect to the Acquisition described below, WADC, the Target and their respective domestic subsidiaries) (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Credit
                        Parties").

    Advisor, Lead
    Arranger and
    Book Manager:       Chase Securities Inc. (in such capacity, the "Lead
                        Arranger").

     Administrative Agent:  The Chase Manhattan Bank ("Chase" and, in such capacity, the "Administrative Agent").

     Syndication Agent:     To be determined.

     Documentation Agent:   To be determined.

     Lenders: A syndicate of banks, financial institutions and other entities, including Chase, arranged by the Lead Arranger (collectively, the "Lenders").

II.  Types and Amounts of
     --------------------
     Credit Facilities
     -----------------

1.   Revolving Credit Facility
     -------------------------

     Type and Amount
     of Facility:           5-1/2 year revolving credit facility (the "Revolving
                            Facility") in the amount of $75,000,000 (the loans thereunder, the "Revolving Loans").

     Availability:          The Revolving Facility shall be available on a
                            revolving basis during the period commencing on the Closing Date and at any time prior to the final maturity of the Revolving Facility. Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

     Letters of Credit:     A portion of the Revolving Facility not in excess of
                            $10,000,000 shall be available for the issuance of
                            letters of credit (the "Letters of Credit") by Chase
                            (in such capacity, the "Issuing Lender"). No Letter
                            of Credit shall have an expiration date after the
                            earlier of (a) one year after the date of issuance
                            and (b) five business days prior to the final
                            maturity of the Revolving Facility, provided that
                                                                --------
                            any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                            Drawings under any Letter of Credit shall be
                            reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.
                                                              --------

Final Maturity:             The Revolving Facility will mature on December 31,
                            2005.

     Purpose:                The proceeds of the Revolving Loans shall be used
                             (a) to finance the Acquisition, (b) to pay the consideration payable in respect of the Merger, (c) to refinance, redeem or repurchase certain existing indebtedness of Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries) to be agreed, (d) to pay fees and expenses related to the Transactions and (e) for working capital and other general corporate purposes of the Borrower and its subsidiaries. Not more than $46,100,000 of the Revolving Loans shall be utilized as of the Closing Date.

2.   Term Loan Facility
     ------------------


     Type and Amount of
     Facility:               5-1/2 year term loan facility (the "Term Loan
                             Facility" and, together with the Revolving
                             Facility, the "Credit Facilities") in the amount of $150,000,000 (the loans thereunder, the "Term
                             Loans" and, together with the Revolving Loans, the "Loans").

     Availability:           The Term Loans shall be made in a single drawing on
                             the Closing Date (as defined below). Amounts borrowed under the Term Loan Facility that are repaid or prepaid may not be reborrowed.

     Final Maturity and
     Amortization:           The Term Loans will mature on December 31, 2005.
                             Term Loans will amortize in quarterly installments commencing on March 31, 2001 and ending on December
                             31, 2005 in the following amounts:


                                        Period           Principal Amount ($)
                                        ------           --------------------

                                     March 31, 2001         $ 5,000,000

                                     June 30, 2001            5,000,000

                                   September 30, 2001         5,000,000

                                   December 31, 2001          5,000,000

                                     March 31, 2002           6,250,000

                                     June 30, 2002            6,250,000

                                   September 30, 2002         6,250,000

                                   December 31, 2002          6,250,000

                                     March 31, 2003            7,500,000

                                     June 30, 2003             7,500,000

                                   September 30, 2003          7,500,000

                                   December 31, 2003           7,500,000

                                     March 31, 2004            8,750,000

                                     June 30, 2004             8,750,000

                                   September 30, 2004          8,750,000

                                   December 31, 2004           8,750,000

                                     March 31, 2005           10,000,000

                                     June 30, 2005            10,000,000

                                   September 30, 2005         10,000,000

                                   December 31, 2005          10,000,000


     Purpose: The proceeds of the Term Loans shall be used to (a) finance the Acquisition, (b) pay the consideration payable in respect of the Merger, (c) refinance, redeem or repurchase certain existing indebtedness of Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries) to be agreed and (d) pay fees and expenses related to the Transactions.


III. Certain Payment Provisions
     --------------------------

     Fees and Interest Rates:    As set forth on Annex I.

     Optional Prepayments and
     Commitment Reductions:      Loans may be prepaid and commitments may be
                                 reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied pro rata to the remaining amortization payments under the Term
                                 Loan Facility.

     Mandatory Prepayments
     and Commitment
     Reductions:                 The following amounts shall be applied to
                                 prepay the Term Loans and reduce the Revolving
                                 Facility:

                                 (a) 100% of the net cash proceeds of any sale or issuance of equity, subject to customary exceptions to be agreed;

                         (b) 100% of net cash proceeds of issuances of debt obligations after the Closing Date by the Borrower or any of its subsidiaries, subject to customary exceptions to be agreed;

                         (c) 100% of the net proceeds of all asset sales and other dispositions (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries, subject to customary exceptions to be agreed; and

                         (d) 75% of Excess Cash Flow (to be defined) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs), provided that
                                                                 --------
                         such percentage will be (i) 50%, if the ratio of total debt to EBITDA is less than 3.50:1 and greater than 2:49:1 and (ii) zero, if such ratio is less than or equal to 2.49:1.


                         All such amounts shall be applied, first, to the prepayment of the Term Loans and, next, to the permanent reduction of the Revolving Facility. Each such prepayment of the Term Loans shall be applied pro rata to the remaining amortization payments under the Term Loan Facility. The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Facility after giving effect to the permanent reduction thereof.

IV.  Collateral
     ----------

                         The obligations of each Credit Party in respect of the Credit Facilities and any interest rate or other hedging arrangements with any Lender (or an affiliate thereof) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Borrower and each of its direct and indirect domestic subsidiaries and 65% of the first-tier foreign subsidiaries of the Borrower and its subsidiaries), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   Certain Conditions
     ------------------

     Initial Conditions: The availability of the Credit Facilities shall be conditioned upon satisfaction of, among other things, the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Closing Date") on or before August 31, 2000:

                         (a) Each Credit Party shall have executed and delivered satisfactory definitive financing documentation with respect to the Credit Facilities to which it is a party, including guarantees, security agreements, mortgages and related instruments and agreements (the "Credit Documentation").

                         (b) The Borrower shall have received at least $66,000,000 of new equity issued to investors acceptable to the Lenders.

                         (c) Mohawk, Acquisition Corp. and the Target shall have entered into the Agreement and Plan of Merger dated as of June 5, 2000 (the "Merger Agreement"); the Lenders shall be satisfied with the terms of the Tender Offer and the related transactions; the Tender Offer and the Merger shall have been approved by the respective boards of directors (and, if required, the shareholders) of Mohawk and the Target; the aggregate consideration payable by the Borrower in respect of the Acquisition shall not exceed $152,700,000 (less $31,300,000 of assumed option proceeds); the Tender Offer and the Merger shall have been, or shall be concurrently, consummated in a manner satisfactory to the Lenders (including satisfaction of the Lenders with all determinations as to the satisfaction of the conditions thereunder and no condition thereof shall have been waived, amended, supplemented or otherwise modified without the requisite Lenders' consent); all documents and materials filed publicly by Mohawk and the Target in connection with the Acquisition shall have been furnished to the Administrative Agent and such documents and materials shall be reasonably satisfactory in form and substance to the Lenders; and WADC will become a wholly owned direct subsidiary of Mohawk on terms satisfactory to the Lenders. The Lenders shall be satisfied with the structure of the Acquisition and all other legal, tax, accounting and ERISA matters relating to the Target and its subsidiaries and the Transactions.

                         (d) The sources and uses of the funds for the Transactions shall be as set forth on Schedule 1 hereto or otherwise satisfactory to the Lenders, provided that
                                                                   --------
                         the aggregate amount of fees, commissions and expenses payable by Mohawk and its subsidiaries in connection with the Transactions shall not exceed $10,500,000.

                         (e) No outstanding debt of Mohawk and its subsidiaries as of the Closing Date (after giving effect to the initial Loans under the Credit Facilities and the refinancing of existing debt of WADC, the Target and their respective subsidiaries of $141,900,000), other than the Credit Facilities.

                         (f) The Lenders shall be satisfied that (i) no material adverse change shall have occurred in the business, operations, properties, assets, financial condition or prospects of WADC and its subsidiaries, taken as a whole, since December 31, 1999 and (ii) no material adverse change shall have occurred in the business, operations, properties, assets, financial condition or prospects of the Target and its subsidiaries, taken as a whole, since December 31, 1999.

                         (g) All material governmental and third party approvals and consents (including Hart-Scott-Rodino) necessary or, in the reasonable discretion of the Administrative Agent, advisable in connection with the Transactions and the other transactions contemplated hereby and the continuing operations of Mohawk and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Transactions or the other transactions contemplated hereby.

                         (h) There shall be no pending or threatened litigation or proceeding affecting or relating to the Transactions that, in the Lenders' judgment, could reasonably be expected to (i) have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Mohawk and its subsidiaries, taken as a whole, after giving effect to the Transactions and the other transactions contemplated hereby (other than certain litigation involving the Target previously disclosed to the Lenders) or (ii) result in the Merger being enjoined, prevented or delayed or that, in the Lenders' judgment, otherwise reasonably be expected to have a material adverse effect on the Transactions or the Credit Facilities that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

                         (i) The consummation of the Transactions shall not (i) violate in any material respect any applicable law, statute, rule or regulation (including without limitation Regulations T, U and X of the Board of Governors of the Federal

                         Reserve System) or (ii) conflict with, or result in a default or event of default under, any material agreement of Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries).

                         (j) The Lenders shall have received (i) satisfactory audited consolidated financial statements of WADC for fiscal year 1999 and unaudited consolidated financial statements of WADC for fiscal years 1998 and 1997, (ii) satisfactory unaudited interim consolidated financial statements of WADC for each fiscal quarter ended after the most recent fiscal year and at least 30 days before the Closing Date and for each fiscal month after the most recent 2000 fiscal quarter for which financial statements were received by the Lenders and ended at least 30 days before the Closing Date, (iii) satisfactory audited consolidated financial statements of the Target for fiscal years 1999, 1998 and 1997,
                         (iv) satisfactory unaudited interim consolidated financial statements of the Target for each fiscal quarter ended after the most recent fiscal year and at least 30 days before the Closing Date and for each fiscal month after the most recent 2000 fiscal quarter for which financial statements were received by the Lenders and ended at least 30 days before the Closing Date, (v) a satisfactory pro forma consolidated balance
                                                  --- -----
                         sheet of Mohawk, adjusted to give effect to the Transactions and the other transactions contemplated hereby and (vi) satisfactory projections of Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries) for fiscal years 2000-2006 together with related assumptions.

                         (k) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries), and such search shall reveal no liens on any of their respective assets, except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                         (l) The Lenders shall have received all reasonably necessary documentation relating to the liens on real property of Mohawk and its subsidiaries contemplated to be provided in respect of the Credit Facilities, including fee and/or leasehold mortgages, deeds of trust or similar instruments, title insurance policies (including such endorsements thereto as the Administrative Agent may reasonably require), current certified surveys, evidence of zoning and other material legal compliance, appraisals, certificates of occupancy and other permits.

                         (m) The Lenders shall have received a certification satisfactory to the Administrative Agent from the chief financial officer of the Borrower as to the solvency of the Borrower and its subsidiaries after giving effect to the Transactions and other transactions contemplated hereby.

                         (n) The Lenders shall be satisfied with the environmental liabilities to which Mohawk and its subsidiaries may be subject after giving effect to the Transactions and with the plans of Mohawk with respect thereto, and, if required by the Administrative Agent, the Lenders shall have received satisfactory environmental assessments (including Phase I reports) with respect to the real property owned or leased by Mohawk and its subsidiaries (including WADC, the Target and their respective subsidiaries) from an environmental consulting firm satisfactory to the Administrative Agent.

                         (o) The Lenders shall have received such legal opinions (including from counsel to the Credit Parties (including WADC, the Target and their respective subsidiaries) and from special or local counsel as may be reasonably required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as the Administrative Agent or the Lenders (through the Administrative Agent) may reasonably request.

                         (p) The Lenders, the Administrative Agent and the Lead Arranger shall have received from the Borrower, as agreed to in writing, all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented, on or before the Closing Date.

   On-Going Conditions:  The making of each extension of credit shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

VI.  Certain Documentation Matters
     -----------------------------

                         The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

    Representations and
    Warranties:          Financial statements (including pro forma financial
                         statements); absence of undisclosed liabilities; no material adverse change; corporate existence;
                         compliance with law; corporate power and authority;
                         enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property
                         (including intellectual property); no burdensome restrictions; taxes; Federal Reserve regulations;
                         ERISA; Investment Company Act; subsidiaries;
                         environmental matters; solvency; labor matters;
                         accuracy of disclosure; and validity, perfection and priority of security interests.

    Affirmative
    Covenants:           Requirements for (with related definitions and
                         exceptions to be consistent with the Target's existing credit facilities and with the transactions contemplated hereby): delivery of financial statements, reports, accountants' letters, officers' certificates and other information requested by the Lenders; notices of defaults, litigation and other material events;
                         payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws (including environmental laws) and material contractual obligations; maintenance of property and insurance;
                         maintenance of books and records; right of the Lenders to inspect property and books and records; further assurances (including, without limitation, with respect to security interests in after-acquired property); and agreement to obtain within 90 days after the Closing
                         Date interest rate protection for a notional principal amount equal to at least 50% of the Term Loan Facility on terms and conditions satisfactory to the Administrative Agent if the ratio of total debt to EBITDA is greater than or equal to 3.0:1.


    Financial Covenants: Financial covenants, including, without limitation:
                         (1) minimum interest coverage (with a starting level of 2.5x)

                         (2) minimum fixed charge coverage (with a starting level of 1.15x) and

                         (3) maximum leverage (with a starting level of 4.0x),

                         in each case in form similar to those contained in the Target's existing credit facilities, with related definitions and levels to be mutually agreed upon (after receipt and review of Mohawk's projections).

    Negative Covenants:  Limitations (with related definitions and exceptions to be consistent with the Target's existing credit facilities and with the transactions contemplated hereby) on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; disposition of assets; acquisitions (other than the Acquisition); capital expenditures; investments, loans and advances; leases; prepayment, redemptions and repurchases of certain debt; dividends and other payments in respect of capital stock; modifications of charter and by-laws and of debt and other material agreements; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses; and changes in business.

    Events of Default:   Nonpayment of principal when due; nonpayment of
                         interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; environmental matters;
                         material judgments; actual or asserted invalidity of any guarantee or security document, subordination provisions or security interest; and a change of control (the definition of which is to be agreed).

    Voting: Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Loans, participations in Letters of Credit and unused commitments under the Credit Facilities, except that
                         (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan,
                         (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (iv) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral.

     Assignments and
     Participations:     The Lenders shall be permitted to assign and sell
                         participations in their Loans and commitments, subject,
                         in the case of assignments (other than to another
                         Lender or to a Lender Affiliate (defined to include (a)
                         with respect to any Lender, (i) an affiliate of such
                         Lender or (ii) any entity engaged in making,
                         purchasing, holding or otherwise investing in bank
                         loans and similar extensions of credit in the ordinary
                         course of its business and is administered or managed
                         by a Lender or an affiliate thereof and (b) with
                         respect to any Lender that is a fund which invests in
                         bank loans and similar extensions of credit, any other
                         fund that invests in bank loans and similar extensions
                         of credit and is managed by the same investment advisor
                         or an affiliate thereof)), to the consent of the
                         Administrative Agent, the Issuing Lender and the
                         Borrower (which consent in each case shall not be
                         unreasonably withheld), provided that no such consent
                                                 --------
                         of the Borrower shall be required after any payment or bankruptcy default. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to a Lender Affiliate (as defined above)), the minimum assignment amount shall be $5,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above.
                         Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request. The Administrative Agent will be entitled to a processing fee of $3,500 from the assignor or the assignee in connection with any assignment (subject to certain exceptions to be agreed upon).

     Yield Protection:   The Credit Documentation shall contain customary
                         provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

     Expenses and
     Indemnification:    The Borrower shall pay (a) all reasonable out-of-pocket
                         expenses of the Administrative Agent and the Lead
                         Arranger associated with the syndication of the Credit
                         Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders) in connection with the enforcement of the Credit
                         Documentation.

                         The Administrative Agent, the Lead Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent they are found by a final non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the indemnified party).

     Governing Law
     and Forum:          State of New York.

     Counsel to the
     Administrative
     Agent and the
     Lead Arranger:      Milbank, Tweed, Hadley & McCloy LLP.

                                                                         Annex I

                           Interest and Certain Fees
                           -------------------------


 Interest Rate Options:  The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

                            the ABR plus the Applicable Margin; or
                                    ----

                            the Eurodollar Rate plus the Applicable Margin.
                                                ----

                         As used herein:

                         "ABR" means the higher of (i) the rate of interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate") and (ii) the federal funds effective rate from time to time plus 0.5%.
                                      ----

                         "Applicable Margin" means (i) initially for 90 days, 2.25% per annum in the case of Eurodollar Loans (as defined below) and (ii) thereafter, a percentage determined in accordance with the Pricing Grid attached hereto as Annex I-A (the "Pricing Grid").

                         "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are quoted on the Telerate Service. Statutory reserve requirements for eurocurrency liabilities are presently zero percent.

Interest Payment Dates:  In the case of Loans bearing interest based upon the ABR ("ABR Loans"), quarterly in arrears.

                         In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

     Commitment Fees:    The Borrower shall pay a commitment fee calculated at a
                         per annum percentage determined in accordance with the Pricing Grid on the average daily unused portion of the Credit Facilities, payable quarterly in arrears.

 Letter of Credit Fees:  The Borrower shall pay a commission on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar

                         Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

                         A fronting fee equal to a per annum rate to be agreed on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

       Default Rate:     At any time when the Borrower is in default in the
                         payment of any amount of principal due under the Credit
                         Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

    Rate and Fee Basis:  All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                       Annex I-A


                                  PRICING GRID

                                 Project Mohawk
                                 --------------

                                  $225,000,000

                        Senior Secured Credit Facilities

=========================================================================================================
                                   (All Amounts in Basis Points)
---------------------------------------------------------------------------------------------------------
         Leverage Ratio                             ABR Applicable     LIBOR Applicable        Commitment
                                                        Margin              Margin              Fee Rate
---------------------------------------------------------------------------------------------------------
greater than or equal to 4.00:1                          112.5               275                    50
---------------------------------------------------------------------------------------------------------
greater than or equal to 3.50:1 less than 4.00:1          87.5               250                    50
---------------------------------------------------------------------------------------------------------
greater than or equal to 3.00:1 less than 3.50:1          62.5               225                    50
---------------------------------------------------------------------------------------------------------
greater than or equal to 2.50:1 less than 3.00:1          37.5               200                  37.5
---------------------------------------------------------------------------------------------------------
greater than or equal to 2.00:1 less than 2.50:1          12.5               175                  37.5
---------------------------------------------------------------------------------------------------------
greater than or equal to 1.50:1 less than 2.00:1           0                 150                    30
---------------------------------------------------------------------------------------------------------
less than 1.50:1                                           0                 125                    25
=========================================================================================================

                                                                      Schedule 1
                                                                      ----------

                           Sources and Uses of Funds
                           -------------------------

                            (in millions of dollars)

----------------------------------------------------------------------------------
               Sources of Funds                      Uses of Funds
               ----------------                      -------------
----------------------------------------------------------------------------------

----------------------------------------------------------------------------------
Cash on hand                 $ 11.7               Purchase Price            $152.7
----------------------------------------------------------------------------------
Term Loans                    150.0               Refinancing of               5.4
                                                  WADC's Debt
----------------------------------------------------------------------------------
Revolving Facility             46.1               Refinancing of             136.5
                                                  Target's Debt
----------------------------------------------------------------------------------
Option Proceeds                31.3               Transaction Expenses        10.5
----------------------------------------------------------------------------------
Equity                         66.0
----------------------------------------------------------------------------------
Total                        $305.1                                         $305.1
----------------------------------------------------------------------------------